Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF) www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

ROANOKE, VA, March 16, 2006 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal first quarter ended January 31, 2006.

First Quarter 2006 Financial Results

Optical Cable reported a net loss of $220,000, or $0.04 per basic and diluted share for its first quarter ended January 31, 2006, compared to net income of $223,000, or $0.04 per basic and diluted share for the same period last year.

Net sales for the first quarter of fiscal 2006 decreased 11.4% to $9.9 million, compared to net sales of $11.1 million last year.

Gross profit margin for the first quarter of fiscal 2006 decreased to 33.4%, compared to 41.2% for the first quarter of fiscal 2005. By comparison, the gross profit margin for fiscal year 2005 was 38.9%, with quarterly gross profit margins ranging from 35.9% to 41.2%.

Optical Cable believes that the decreases in net sales and gross profit margin experienced during the first quarter of fiscal 2006 are not indicative of results for the remainder of fiscal year 2006.

While Optical Cable experienced an increase in net sales in its commercial market (with relatively lower gross margins) compared to the same period last year, this increase was more than offset by decreases in net sales in a number of its specialty markets (with relatively higher gross margins). Optical Cable believes these decreases were a result of the timing of projects and other factors affecting short-term product demand. Also negatively impacting the first quarter were what Optical Cable believes to be temporary short-term production inefficiencies occurring as the Company began to implement process and system changes that are designed ultimately to provide better production scalability and better customer service.

Typically, Optical Cable expects to see relatively lower net sales in the first half of each fiscal year and relatively higher net sales in the second half of each year due to seasonality. The Company continues to evaluate whether typical seasonality patterns are impacting its net sales.

SG&A expenses for the first quarter of fiscal 2006 decreased 13.6% to $3.7 million compared to $4.2 million for the same period last year. This compares to quarterly SG&A expenses ranging from $3.7 million to $4.2 million during fiscal year 2005. SG&A expenses as a percentage of net sales were 37.0% in the first quarter of fiscal 2006 compared to 37.9% in the first quarter of fiscal 2005. Contributing to the net decrease in SG&A expenses for the quarter were decreases in sales commissions, employee incentive costs (as a result of lower than anticipated financial performance), marketing expenses, and reduced costs associated with non-recurring product qualification and certification fees.

Sales Department Restructuring

During the second quarter of fiscal 2006, Optical Cable completed a planned restructuring of the Company’s sales and marketing teams. As a result, Optical Cable will incur severance expenses which will negatively impact SG&A expenses during the second quarter. The expected costs are approximately $285,000 before tax effect.

Management’s Comments

“After four straight years of substantial annual net income growth, recording a net loss for the first quarter of 2006 is quite disappointing,” stated Neil Wilkin, President and CEO of Optical Cable Corporation.

“We believe the decreases in net sales and gross profit margins during the first quarter can be largely attributed to the timing of projects and other factors affecting short-term product demand in a number of our specialty markets—markets that normally command higher gross margins. We believe that these decreases are not indicative of results for the remainder of the year,” Mr. Wilkin stated.

“The Optical Cable team has already begun to react by taking a number of significant steps toward improving future financial performance. Further, the management team is quite proud of the operational improvements made to date and expect these improvements will generate long-term shareholder value,” Mr. Wilkin concluded.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable

Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the expansion of the Company’s product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2006	2005
Net sales	$9,870	$11,139
Cost of goods sold	6,574	6,551

Gross profit	3,296	4,588
Selling, general and administrative expenses	3,652	4,224

Income (loss) from operations	(356)	364
Interest income (expense), net	15	(9)
Other, net	(1)	1

Other income (expense), net	14	(8)

Income (loss) before income taxes	(342)	356
Income tax expense (benefit)	(122)	133

Net income (loss)	$(220)	$223

Net income (loss) per share
Basic and diluted	$(0.04)	$0.04

Weighted average shares outstanding
Basic	5,808	5,702

Diluted	5,808	5,723

—MORE—

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2006	October 31, 2005
Cash	$2,375	$3,290
Trade accounts receivable, net	6,211	8,174
Inventories	9,827	8,706
Other current assets	797	588

Total current assets	$19,210	$20,758
Non-current assets	14,462	14,186

Total assets	$33,672	$34,944

Total current liabilities	$4,422	$5,599
Total shareholders’ equity	29,250	29,345

Total liabilities and shareholders’ equity	$33,672	$34,944

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